                                                                    Exhibit 9(w)

                             THE BNY HAMILTON FUNDS

               AMENDED AND RESTATED RULE 18F-3 MULTIPLE CLASS PLAN

             WHEREAS, BNY Hamilton Funds, Inc. (the "Corporation") is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

             WHEREAS, the Directors of the Corporation had adopted a written plan pursuant to Rule 18f-3 under the 1940 Act on January 22, 1997 (the "Original Plan") and amended the Original Plan on April 30, 1999, August 11, 1999, February 9, 2000, November 14, 2001, February 13, 2002 and May 22, 2002;
and amended and restated the Original Plan on February 12, 2003 (the "First Amended and Restated Plan");

             WHEREAS, the Corporation desires to add an additional class of shares in respect of certain series of the Corporation and desires to rename an existing class of shares in respect of certain series of the Corporation and desires to further amend and restate the First Amended and Restated Plan;

             WHEREAS, shares of beneficial interest of the Corporation are currently divided into a number of separate series (the "Funds"), including the BNY Hamilton Money Fund, the BNY Hamilton Treasury Money Fund and the BNY Hamilton New York Tax-Exempt Money Fund (collectively, the "Money Market Funds"); the BNY Hamilton Multi-Cap Equity Fund, the BNY Hamilton Equity Income Fund, the BNY Hamilton Large Cap Growth Fund, the BNY Hamilton Large Cap Value Fund, the BNY Hamilton Small Cap Growth Fund and the BNY Hamilton International Equity Fund (collectively, the "Equity Funds"); the BNY Hamilton Intermediate Government Fund, the BNY Hamilton Intermediate Investment Grade Fund and the BNY Hamilton High Yield Fund (collectively, the "Fixed Income Funds"); the BNY Hamilton Intermediate New York Tax-Exempt Fund and the BNY Hamilton Intermediate Tax-Exempt Fund (collectively, the "Tax-Exempt Funds"); the BNY Hamilton Enhanced Income Fund (the "Enhanced Income Fund"); the BNY Hamilton Large Cap Growth CRT Fund, the BNY Hamilton Small Cap Growth CRT Fund and the BNY Hamilton International Equity CRT Fund (collectively, the "CRT Funds"); and the BNY Hamilton S&P 500 Index Fund and the BNY Hamilton U.S. Bond Market Index Fund (collectively, the "Index Funds");

             WHEREAS, the Corporation desires to offer multiple classes of shares pursuant to Rule 18f-3 under the 1940 Act;

             WHEREAS, Rule 18f-3 requires that the Directors of the Corporation adopt a written plan setting forth (1) the specific arrangement for shareholder services and the distribution of securities for each class, (2) the allocation of expenses for each class and (3) any related conversion features or exchange privileges; and

             WHEREAS, the Directors of the Corporation, including a majority of the Independent Directors, as defined in Section 6 below, have determined that the following amended and restated plan (the "Plan"), adopted pursuant to Rule 18f-3 under the 1940 Act, is in the best interests of each class individually and the Corporation as a whole.

             NOW, THEREFORE, the Corporation hereby adopts, on behalf of the Funds, the Plan, in accordance with Rule 18f-3 under the 1940 Act on the following terms and conditions:

1.    Features of the Classes.

             Each of the Money Market Funds issues its shares of beneficial interest in three classes: "Hamilton Shares", "Premier Shares", and "Classic Shares". Each of the Equity Funds, the Fixed Income Funds, the Tax-Exempt Funds and the Enhanced Income Fund issues its shares of beneficial interest in three classes: "Institutional Shares", "Class A Shares" and "Class C Shares". Each of the Index Funds issues its shares of beneficial interest in two classes:
"Institutional Shares" and "Investor Shares." Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall have a different arrangement for shareholder services or the distribution of securities or both, and shall pay all of the expenses of that arrangement;
(c) each class shall bear any Class Expenses, as defined in Section 3 below; (d) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (e) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Hamilton Shares, Premier Shares, Classic Shares, Class A Shares, Class C Shares and Investor Shares shall have the features described in Sections 2 and 4 below.

2.    Administration, Service and Distribution Plans.

      (a) Hamilton Shares. Hamilton Shares of each of the Money Market Funds will not pay a fee for account administration services, shareholder services or distribution services (each as defined in paragraph (c) below).

      (b) Premier Shares and Classic Shares. Premier Shares and Classic Shares of a Fund shall pay a fee for shareholder services in such amount as is disclosed in the Fund's prospectus or prospectus supplement. Such fee shall be paid to certain institutions ("Shareholder Organizations") that provide shareholder services to their customers who are beneficial owners of Premier Shares or Classic Shares.

      (c) Shareholder Services and Distribution Services.

             (i) As used herein, the term "shareholder services" shall include
(A) aggregating and processing purchase, exchange and redemption requests from customers and placing net purchase, exchange and redemption orders with the distributor;
(B) providing customers with a service that invests the assets of their accounts in Premier Shares or Classic Shares pursuant to specific or pre-authorized instructions; (C) processing dividend payments from the Fund on behalf of customers; (D) providing information periodically to customers regarding their position in Premier Shares or Classic Shares; (E) arranging for bank wires; (F) responding to customer inquiries regarding services performed by the Shareholder Organizations; (G) providing subaccounting with respect to shares beneficially owned by customers or providing the information to an investment company necessary for such subaccounting; (H) if required by law, forwarding shareholder communications from the investment company (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to customers; and (I) providing other similar administrative services;

             (ii) As used herein, the term "distribution services" shall include services rendered by the Fund's distributor, broker-dealers and other financial institutions in connection with the distribution of Classic Shares and/or the provision of support services to Classic Shares shareholders. Such services may include, but are not limited to, fees paid to broker-dealers, printing costs, advertising costs, telemarketing costs, costs of distributing materials borne by the distributor in connection with sales or selling efforts on behalf of the Classic Shares of each of the Money Market Funds, the Class A Shares and Class C Shares of each of the Equity Funds, the Fixed Income Funds, the Tax-Exempt Funds and the Enhanced Income Fund, and the Investor Shares of the Index Funds, and costs associated with implementing and operating their respective 12b-1 plans.

3.    Allocation of Income and Expenses.

             Daily Dividend Funds. Funds that declare distributions of net investment income daily and that maintain the same net asset value per share in each class ("Daily Dividend Funds") will allocate gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) to each class on the basis of relative net assets (settled shares). "Relative net assets (settled shares)", for this purpose, are net assets valued in accordance with generally accepted accounting principles but excluding the value of subscriptions receivable, in relation to the net assets of the particular Daily Dividend Fund. Expenses to be so allocated also include expenses of the Corporation that are allocated to a Fund and are not attributable to a particular Fund or class of a Fund ("Corporation Expenses") and expenses of the particular Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). Corporation Expenses include, but are not limited to, Directors' fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees and other expenses relating to the management of the Fund's assets.

             Non-Daily Dividend Funds. The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of each Fund, other than the Daily Dividend Funds, shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses to be so allocated also include Corporation Expenses and Fund Expenses.

             Class Expenses. Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to a Rule 12b-1 plan ("12b-1 Plan Fee"); (ii) transfer agent fees attributable to a specific class;
(iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) the expense of administrative personnel and services to support the shareholders of a specific class; (vi) litigation or other legal expenses relating solely to one class; and (vii) Directors' fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii) - (vii) above may be allocated to a class, but only if the President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended (the "Code").

             Therefore, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Corporation Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Corporation. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as determined by the Board of Directors. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Directors of the Corporation in light of the requirements of the 1940 Act and the Code.

4.    Specific Arrangements for Class A and Class C.

             The following arrangements shall be in effect with respect to the Class A and Class C Shares of each of the Equity Funds, the Fixed Income Funds, the Tax-Exempt Funds and the Enhanced Income Fund. The following descriptions are qualified by reference to the more detailed descriptions of such arrangements set forth in the prospectus and statement of additional information of the relevant Fund, as the same may from time to time be amended or supplemented (the "Relevant Prospectus"), provided that no Relevant Prospectus may modify the provisions of this Plan applicable to 12b-1 Plan Fees or any other Class Expenses.

      (a) Class A Shares. Class A Shares of the Equity Funds are subject to an initial sales charge which varies with the size of the purchase, to a maximum of 5.25% of the public offering price. Class A Shares of the Fixed Income Funds and the Tax-Exempt Funds are subject to an initial sales charge which varies with the size of the purchase, to a maximum of 4.25% of the public offering price. Class A Shares of the Enhanced Income Fund are subject to an initial sales charge which varies with the size of the purchase, to a maximum of 1.50% of the public offering price. Reduced sales charges shall apply in certain circumstances. For purchases of $1 million or more of Class A Shares, a contingent deferred sales charge ("CDSC") may apply. Class A Shares of each of the Equity Funds, the Fixed Income Funds, the Tax-Exempt Funds and the Enhanced Income Fund shall be subject to a 12b-1 Plan Fee of up to 0.25% per annum of average daily net assets for distribution services. Class A Shares shall be entitled to the services, including exchange privileges, described in the Relevant Prospectus and in section 5 below.

      (b) Class C Shares. Class C Shares are not subject to an initial sales charge, but are subject to a CDSC of 1% of the lower of the purchase price or redemption proceeds if shares are redeemed within 12 months of purchase. The CDSC may be waived in certain circumstances. Class C Shares shall be subject to a 12b-1 Plan Fee of up to 1.00% per annum of average daily net assets, consisting of up to 0.75% for distribution services and of up to 0.25% for certain shareholder servicing expenses. Class C Shares shall be entitled to the services, including exchange privileges, described in the Relevant Prospectus and in section 5 below.

5.    Exchange Privileges.

             Subject to the restrictions and conditions set forth in each Relevant Prospectus, a shareholder may exchange shares of one class of a Fund for shares of the same class of another Fund or between Investor Shares of an Index Fund and Class A Shares of an Equity Fund, Fixed Income Fund, Tax-Exempt Fund or the Enhanced Income Fund, provided that the amount to be exchanged meets the applicable minimum investment requirements, the exchange is made in states where it is legally authorized and, if an exchange is made from a class of a Fund that has no sales charge or a lower sales charge to a class of a Fund that has a higher sales charge, the shareholder shall pay the difference.

6.    Quarterly and Annual Reports.

             The Directors shall receive quarterly and annual statements concerning all allocated Class Expenses and distribution and servicing expenditures complying with paragraph (b) (3) (ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only expenditures properly attributable to the sale or servicing of a particular class of shares will be used to justify any distribution or servicing fee or other expenses charged to that class. Expenditures not related to the sale or servicing of a particular class shall not be presented to the Directors to justify any fee attributable to that class. The statements, including the allocations upon which they are based, shall be subject to the review and approval of those Directors of the Corporation who are not "interested persons" of the Corporation (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan (the "Independent Directors") in the exercise of their fiduciary duties.

7.    Accounting Methodology.

             The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses among the Funds.

             (a) On a daily basis, the fund accountant shall calculate the 12b-1 Plan Fee to be charged to each 12b-1 class of shares by calculating the average daily net asset value of such shares outstanding and applying the applicable fee rate of the respective class to the result of that calculation.

             (b) The fund accountant will allocate all other designated Class Expenses, if any, to the respective classes.

             (c) The fund accountant shall allocate income and Corporation Expenses and Fund Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of the Fund for Fund Expenses, and in relation to the net asset value of the Corporation for Corporation Expenses. These calculations shall be based on net asset values for all non-money market Funds and the relative value of settled shares for the Money Market Funds.

             (d) The fund accountant shall then complete a worksheet developed for purposes of complying with Section 7 of this Plan, using the allocated income and expense calculations from paragraph (c) above and the additional fees calculated from paragraphs (a) and (b) above.

             (e) The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and the appropriate allocation of income and expenses in accordance with this Plan.

8.    Waiver or Reimbursement of Expenses.

             Expenses may be waived or reimbursed by any adviser to the Corporation, by the Corporation's underwriter or by any other provider of services to the Corporation without the prior approval of the Corporation's Board of Directors

9.    Effectiveness of Plan.

             This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Directors of the Corporation and (b) the Independent Directors.

10.   Material Modifications.

             This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in
Section 9 herein.

             IN WITNESS WHEREOF, the Corporation, on behalf of the Funds, has adopted this Multiple Class Plan as of the 12th day of November, 2003, to be effective January __, 2004.

                                                  THE BNY HAMILTON FUNDS, INC.

                                                  By:__________________________

                                                  Title: